Exhibit 99.1
(DELEK LOGO)
DELEK US HOLDINGS COMPLETES PURCHASE OF REFINING EQUIPMENT,
PIPELINES, STORAGE TANKS AND TERMINALS FROM PRIDE COMPANIES, LP
FRANKLIN, Tenn. (Aug. 1, 2006) — Delek US Holdings, Inc. (NYSE: DK) (the “Company”) today announced that its wholly-owned subsidiary, Delek Marketing & Supply, LP, has completed the previously announced purchase of a variety of assets related to the oil refining and marketing businesses of Pride Companies, L.P. and its affiliates, headquartered in Abilene, Texas. The Pride assets generated a contribution margin of $14 million in the previous 12 months ended May 31, 2006.
     The Company paid a cash purchase price of approximately $54.4 million (excluding inventory) through a combination of debt from two new financing agreements and the net proceeds of its recent initial public offering.
     The purchased assets include two refined petroleum product terminals located in Abilene and San Angelo, Texas; seven pipelines of approximately 114 miles in length, primarily between the terminals and also serving Dyess Air Force Base; and storage tanks with a total shell capacity of more than 1,000,000 barrels.
     In addition the Company purchased Pride’s marketing and distribution business, which, along with other exchanges, markets approximately 21,000 barrels per day of refined products through its two owned terminals, the Aledo, Texas, terminal, and other terminals in Texas. Delek Marketing & Supply, LP will obtain Pride’s rights under existing supply contracts for up to 27,350 barrels per day.
     Included in the sale is idle oil refinery equipment near the Abilene terminal. The Company plans to relocate some of the idled refinery equipment, which includes a crude oil unit, a vacuum unit, a Nash unit, and other refinery equipment, to its refinery in Tyler, Texas.
     Uzi Yemin, President and Chief Executive Officer of Delek US, remarked, “We are pleased to complete our second acquisition since our initial public offering in May. This purchase, as well as the purchase of the FAST convenience stores, represents continued opportunities for growth within our refining/wholesale and retail businesses and demonstrates our ability to both identify and close significant transactions.
     “We expect to derive many benefits from today’s transaction. Terminal operations will generate immediate cash flow and expand the wholesale refined products distribution business into new west Texas markets. Our increased distribution capabilities will improve the synergies between our business segments, enhancing our ability to compete in the marketplace. Finally, we expect some of the refinery equipment purchased will enhance the productivity of our refinery in Tyler by expediting capital projects.”
     Definitions of Operational Metrics: Contribution Margin — The Company measures operating performance of its reportable segments based on “segment contribution margin.” Segment contribution margin is defined as net sales less cost of sales and operating expenses, excluding depreciation and amortization. Operations which are not included in segment operations are also excluded, and consist primarily of corporate overhead expenses, depreciation and amortization expense and interest income and expense. This operating metric is wholly based on amounts derived using Generally Accepted Accounting Principles (GAAP), and is not considered a non-GAAP metric.
     Safe Harbor Provisions Regarding Forward-Looking Statements: Statements in this press release that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These forward-looking statements are based on the current expectations of Delek US Holdings, Inc. and its subsidiaries, and involve risks and uncertainties that could cause actual results and events to differ materially from the results and events anticipated or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: competition; changes in or compliance with applicable government regulations; increases in the prices of crude oil, other feedstocks and refined petroleum products; our ability to execute our strategy of growth through acquisitions; our ability to integrate acquisitions into our operations and achieve expected operating results from acquisitions; general economic and business conditions; dependence on certain suppliers; operating hazards, natural disasters, casualty losses, acts of terrorism and other matters beyond our control; seasonality; and other factors discussed in the Company’s filings with the U.S. Securities and Exchange Commission. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.
     About the Company: Delek US Holdings, Inc. is a diversified energy business focused on petroleum refining and supply and on retail marketing. The Company’s business consists of two main operating segments: refining and retail. The refining segment operates a high conversion, independent refinery, with a design crude distillation capacity of 60,000 barrels per day, in Tyler, Texas. The retail segment markets gasoline, diesel and other refined petroleum products and convenience merchandise through a network of 389 company-operated retail fuel and convenience stores, operated under the MAPCO Express®, MAPCO Mart,™ East Coast® and Discount Food Mart™ brand names.

Investor Relations Contact:
Assi Ginzburg	Scott Brittain
Vice President of Strategic Planning	Kristina Korte
Delek US Holdings, Inc.	Corporate Communications Inc.
615/224-1179	615-254-3376

U.S. Media Contact:	Israel Media Contact:
Paula Lovell	Lior Chorev
Lovell Communications Inc.	Arad Communications
615-297-7766	011-972-3-644-0404
615-972-2964 (Cell)
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